Exhibit 10.2

SENIOR MANAGEMENT

SERVICE AGREEMENT

Between

ALBA BIOSCIENCE LIMITED

(Trading as Quotient)

COMPANY NUMBER: SC310584

And

ERNEST LARNACH

INDEX

1.	DEFINITIONS AND INTERPRETATION	3

2.	APPOINTMENT	5

3.	TERM	6

4.	PROBATIONARY PERIOD	6

5.	DUTIES OF THE EXECUTIVE	6

6.	INTERESTS IN OTHER BUSINESSES	7

7.	HOURS OF WORK	7

8.	PRINCIPAL PLACE OF WORK	7

9.	SALARY	8

10.	EXPENSES	9

11.	PENSION	9

12.	COMPANY CAR/CAR ALLOWANCE	9

13.	PRIVATE MEDICAL INSURANCE	10

14.	DEATH BENEFITS	11

15.	HOLIDAYS	11

16.	SICKNESS OR INJURY	12

17.	TERMINATION OF AND SUSPENSION FROM EMPLOYMENT	12

18.	OBLIGATIONS DURING EMPLOYMENT	16

19.	OBLIGATIONS AFTER EMPLOYMENT	18

20.	DISCIPLINARY AND GRIEVANCE PROCEDURE	20

21.	COLLECTIVE AGREEMENTS	21

22.	DEDUCTIONS	21

23.	ENTIRE AGREEMENT	21

24.	DATA PROTECTION	21

25.	RELEASES AND WAIVERS	22

26.	GOVERNING LAW AND JURISDICTION	22

BETWEEN:

1.	ALBA BIOSCIENCE LIMITED (company number SC310584) whose registered office is at Allan-Robb Campus, 5 James Hamilton Way, Milton Bridge, Penicuik, EH26 0BF(“the Company”) and

2.	Ernest Larnach of 21 Bonaly Gardens, Edinburgh, EH13 0EX (“the Executive”)

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement, unless the context otherwise requires, the following expressions have the following meanings:

“Agreement” means this Agreement (including any schedule or annexure to it and any document referred to in it or in agreed form);

“Board” means the board of directors of the Company from time to time and includes any committee of the Board duly appointed by it;

“Business” means the manufacture and sale of blood-typing reagents and associated technologies and any trade or other commercial activity which is carried on by the Company, or which the Company shall have determined to carry on with a view to profit in the immediate or foreseeable future;

“Capacity” means as agent, consultant, director, employee, owner, partner, shareholder or in any other capacity;

“Confidential Information” any trade secrets or other information which is confidential, commercially sensitive and is not in the public domain relating or belonging to the Company or any Group Company including but not limited to information relating to the business methods, corporate plans, management systems, finances, new business opportunities, research and development projects, marketing or sales of any past, present or future product or service, secret formulae, processes, inventions, designs, know-how discoveries, technical specifications and other technical information relating to the creation, production or supply of any past, present or future product or service of the Company or any Group Company, lists or details of clients, potential clients or suppliers or the arrangements made with any client or supplier of the Company or any Group Company and any information in respect of which the Company owes an obligation of confidentiality to any third party;

“Duties” means the duties of the Executive as set out in Clause 5;

“Employment” means the Executive’s employment under this Agreement;

“Chairman” means any person holding office as Chairman of the Company from time to time, including any person exercising substantially the functions of a Chairman of the Company;

“Group Company” means the Company, its subsidiaries or holding companies (as defined in section 1159 of the Companies Act 2006) from time to time;

“Recognised Investment Exchange” means as defined in Section 207, Financial Services Act 1986;

“Relevant Period” means the period of 12 months ending with the Termination Date;

“Restricted Business” means any part of the Business in which the Executive was involved to a material extent in the 12 months before the Termination Date;

“Restricted Customer” means any firm, company or person who, during the 12 months before Termination, was a customer or prospective customer and/or in the habit of dealing with the Company or any Group Company with whom the Executive had contact or about whom he became aware or informed in the course of his Employment.

“Restricted Person” means anyone employed or engaged by the Company or any Group Company and who could materially damage the interests of the Company or any Group Company if they were involved in any Capacity in any business concern which competes with any Restricted Business and with whom the Executive dealt in the 12 months before the Termination Date in the course of his Employment.

“Termination Date” means the date on which the Employment terminates.

1.2	In this Agreement, unless the context otherwise requires:

1.2.1	words in the singular include the plural and vice versa and words in one gender include any other gender;

1.2.2	a reference to a statute or statutory provision includes:

1.2.2.1	any subordinate legislation (as defined in Section 21(1), Interpretation Act 1978) made under it; and

1.2.2.2	any statute or statutory provision which modifies, consolidates, re-enacts or supersedes it;

1.3	a reference to:

1.3.1	a “person” includes any individual, firm, body corporate, association or partnership, government or state (whether or not having a separate legal personality);

1.3.2

clauses and schedules are to clauses and schedules of this Agreement and references to sub-clauses and paragraphs are references to sub-clauses and paragraphs of the clause or schedule in which they appear;

1.4	the table of contents and headings are for convenience only and shall not affect the interpretation of this Agreement; and

1.5	except where otherwise stated, words and phrases defined in the City Code on Take-overs and Mergers or in the Companies Act 1985 have the same meaning in this Agreement.

2.	APPOINTMENT

2.1

The Company appoints the Executive and the Executive agrees to serve as EVP, Group Finance of the Company or in such other capacity as the Company may from time to time require on the terms set out in this Agreement.

2.2

The Executive warrants that he is free to enter into this Agreement and is not bound by, nor subject to any court order, arrangement, obligation, restriction or undertaking (contractual or otherwise) which prohibits or restricts the Executive from entering into this Agreement or performing the Duties.

2.3	The Executive warrants that he is entitled to work in the United Kingdom without any additional approvals and will notify the Company immediately if he ceases to be so entitled during the Employment.

3.	TERM

The Employment will commence on 03 September 2018 and unless terminated in accordance with Clause 17, shall, subject to Clause 16 continue until terminated by either party giving to the other not less than 6 months’ prior written notice.

No employment with a previous employer counts towards the Executives period of continuous employment with the Company.

4.	PROBATIONARY PERIOD

The first six months of your employment will be probationary. During this period your employment can be terminated by either party with two weeks notice or pay in lieu of notice. Examples of instances where this may apply include poor performance or poor attendance. The Company may, at its discretion, extend the probationary period. If for any reason the probation is extended, all the terms and conditions during this period will continue until the end of the extended probation, including the shortened notice period.

5.	DUTIES OF THE EXECUTIVE

5.1	The Executive shall carry out such duties as EVP, Group Finance or such other role as the Company considers appropriate and exercise the powers consistent with such duties.

5.2	The Executive shall at all times during the Employment:

5.2.1	devote the whole of his time, attention, skill and ingenuity during working hours to his duties under this Agreement;

5.2.2	faithfully and using his best endeavours carry out all work consistent with his position which may be required of him;

5.2.3	comply with all the Company’s rules, regulations, policies and procedures from time to time in force;

5.2.4	perform the Duties faithfully and diligently;

5.2.5

obey all lawful and reasonable directions of the Board, observe such restrictions or limitations as may from time to time be imposed by the Board upon the Executive’s performance of the Duties and implement and abide by any relevant Company policy which may be promulgated or operated in practice from time to time;

5.2.6	use best endeavours to promote the interests of the Company and shall not do or willingly permit to be done anything which is harmful to those interests;

5.2.7	keep the Board fully informed (in writing if so requested) of the Executive’s conduct of the business or affairs of the Company and provide such explanations as the Board may require; and

5.2.8

consent to the Company monitoring and recording any use that he makes to the Company’s electronic communications systems for the purpose of ensuring that the Company’s rules are being complied with and for legitimate business purposes.

5.3

All documents, manuals, hardware and software provided for the Executive’s use by the Company, and any data or documents (including copies) produced, maintained or stored on the Company’s computer systems or other electronic equipment (including mobile phones), remain the property of the Company.

6.	INTERESTS IN OTHER BUSINESSES

6.1

During the Employment the Executive will not, without the prior written consent of the Company’s Board, be engaged, concerned or interested in any business or undertaking whatsoever other than the business of the Company (except as the owner for investment of shares and other securities quoted on a public stock exchange and not exceeding 1% of the total issued shares of any company).

7.	HOURS OF WORK

7.1

The Executive’s hours of work shall be the Company’s normal office hours (37.5 hours per week) and such further hours as may be necessary for the proper discharge of the Duties. The Executive shall not be entitled to receive any additional remuneration for work outside the Company’s normal office hours.

7.2

The Executive acknowledges that he may work in excess of an average of 48 hours in any one period of 7 calendar days if so requested by the Company and consents to do so. The Executive may withdraw such consent by giving no less than 3 month’s prior notice in writing to the Company of such withdrawal.

8.	PRINCIPAL PLACE OF WORK

8.1	The Executive’s principal place of work shall be 5 James Hamilton Way, Milton bridge, Penicuik, EH26 0BF or anywhere else within the United Kingdom or abroad as shall be agreed between the parties.

8.2	The Executive shall travel to and work on a temporary basis from such locations within the UK and abroad as the Board may reasonably require for the performance of his Duties.

8.3	During the Employment the Executive shall not be required to work outside the United Kingdom for any continuous period of more than one month without the agreement of the Executive.

9.	SALARY

9.1

During the Employment the Company shall pay to the Executive a basic salary at the rate of £140,000 per annum. This salary shall accrue from day to day, be payable by equal monthly installments in arrears on or before the last day of each month.

9.2

The Executive’s basic salary shall be reviewed by the Board from time to time. Any increase in the Executive’s salary consequent upon such review will be effective from the effective date specified by the Board. The Company is under no obligation to award an increase following a salary review. There will be no review of the salary after notice has been given by either party to terminate the Employment.

9.3

The Executive may be eligible to participate in the Company Bonus Scheme. The scheme allows for the Executive to receive up to a maximum equivalent of 25% of his basic salary depending on his performance. The details will be confirmed with the Executive prior to such scheme commencing, the amount of which, if any, is to be determined by the Board in its absolute discretion. Any bonus payment to the Executive shall be purely discretionary and shall not form part of the Executive’s contractual remuneration under this Agreement. If the Company makes a bonus payment to the Executive it shall not be obliged to make subsequent bonus payments. Notwithstanding this, the Executive shall in any event have no right to a bonus or a time-apportioned bonus if

9.3.1	he has not been employed throughout the whole of the relevant financial year of the Company; or

9.3.2	his employment terminates for any reason or he is under notice of termination (whether given by the Executive or the Company) at or prior to the date when a bonus might otherwise have been payable.

9.4	Any bonus payment shall not be pensionable.

10.	EXPENSES

10.1

The Company shall reimburse to the Executive all expenses reasonably and properly incurred by the Executive in the performance of the Duties subject to the production of such receipts or other evidence of expenditure as the Company may reasonably require.

10.2

Any credit card or charge card supplied to the Executive by the Company shall be used solely for expenses incurred by the Executive in carrying out the Duties. Any such card must be returned by the Executive to the Company immediately upon the Company’s request.

10.3	The Executive will abide by the Company’s policy on expenses as communicated to him from time to time.

11.	PENSION

11.1

The Company will make a matched monthly contribution of up to 6% of the Executive’s basic gross salary into the Company’s Group Personal Pension arrangement with Aegon or other such scheme as nominated by the Executive from time to time. The Executive should note that this is actually a personal scheme and therefore open to customization by the Executive. Further details are available from Human Resources.

11.2	No contracting-out certificate pursuant to the Pension Schemes Act 1993 is in force in respect of the Employment.

12.	COMPANY CAR/CAR ALLOWANCE

12.1	Subject to the Company Car policy and provided that the Executive holds a current full driving license, he may be entitled to either:

12.1.1	A company car, up to a maximum on-the-road value of £35,000; or

12.1.2	A company car allowance of £800 per month.

12.2	No private fuel allowance is payable.

12.3	Further details relating to the Company Car policy will be available from Human Resources.

12.4

The Executive should note that these are taxable benefits. The Executive will be informed as to the level of taxable deduction once he has elected to benefit from either a company car or car allowance and this deduction will be made from his salary.

12.5	The Company shall have the right to reclaim the car if the Executive is disqualified from driving.

12.6	The Executive shall:

(a)	take good care of the car and ensure that the provisions of the Company’s Car policy as amended from time to time and any policy of insurance relating to the car are observed;

(b)	pay all expenses directly connected with the Executive’s private use of the car;

(c)	be responsible for payment of all fines incurred for traffic offences and parking fines;

(d)	notify the Company of any accidents involving the car (whether or not these take place while the Executive is on business);

(e)	immediately inform the Company if he is convicted of a driving offence or disqualified from driving; and

(f)

return the car, its keys and all documents relating to it to the Company’s registered office or such other place as the Company may reasonably stipulate immediately on the termination of the Employment howsoever arising or on the Executive becoming no longer legally entitled to drive.

13.	PRIVATE MEDICAL INSURANCE

The Executive is entitled to private medical insurance cover for himself, his spouse and his dependents, subject to the terms of the insurer’s policy from time to time in force. Further details are available from Human Resources. The Executive should note that this is a taxable benefit. If the insurance provider refuses for any reason to provide private medical insurance benefit to the Executive or to the Executive’s spouse or his dependents the Company shall not be liable to provide any replacement benefit of the same or similar kind or to pay any compensation in lieu of such benefit. The Company in its sole and absolute discretion reserves the right to discontinue, vary or amend the scheme (including the level of the Executive’s cover) at any time on reasonable notice to the Executive.

14.	DEATH BENEFITS

The Executive is entitled to death benefits equivalent to 4 x basic salary, subject to the terms and conditions of the Company’s insurance policy from time to time in force. Further details are available from Human Resources. If the insurance provider refuses for any reason to provide death benefits to the Executive the Company shall not be liable to provide any replacement benefit of the same or similar kind or to pay any compensation in lieu of such benefit. The Company in its sole and absolute discretion reserves the right to discontinue, vary or amend the scheme (including the level of the Executive’s cover) at any time on reasonable notice to the Executive.

15.	HOLIDAYS

15.1	The Company’s holiday year runs from 1 June to 31 May.

15.2	In addition to 6 public or statutory holidays as set out by the Company, the Executive is entitled to 32 working days’ paid holiday in each holiday year.

15.3	Holiday must be taken at such time or times as are agreed with the Executives Line Manager.

15.4

In exceptional circumstances, the Executive may carry forward up to 5 days of unused holiday entitlement to a subsequent holiday year, subject to the prior consent of the Executives Line Manager. Except on termination of employment, no payment will be made in lieu of any unused holiday entitlement.

15.5

For the holiday year during which the Employment terminates, the Executive’s entitlement to holiday accrues on a pro rata basis of 1/12 of annual holiday for each complete month of the Employment during that holiday year.

15.6

On termination of the Employment the Executive shall be entitled to pay in lieu of any outstanding holiday entitlement and shall be required to repay to the Company any salary received for holiday taken in excess of his actual entitlement. The basis for calculating the payment and repayment shall be 1/261 of the Executive’s annual basic salary for each holiday day.

15.7

The Company may require the Executive to take any outstanding accrued holiday during a period of notice of termination of the Employment. Other than at the request of, or with the permission of, the Company, the Executive may not take holiday during a period of notice of termination of Employment.

16.	SICKNESS OR INJURY

16.1

If unable to perform the Duties due to sickness or injury the Executive shall report this fact as soon as possible on the first working day of incapacity to the Executives Line Manager and provide, so far as practicable, an expected date of return to work.

16.2

To be eligible for sick pay under clause 16.3, the Executive must supply the Company with such certification of sickness or injury as the Company may require and otherwise comply with the Company’s sickness absence rules and procedures.

16.3

If the Executive shall be absent due to sickness or injury duly certified in accordance with the Company’s requirements the Executive shall be paid full basic salary and other benefits provided for in this Agreement for up to 26 weeks’ absence and following upon that period of 26 weeks, 26 further weeks at the rate of one half of basic salary and other benefits provided for in this Agreement in any period of 12 consecutive months.

16.4

Any remuneration paid under sub-clause 16.3 shall be inclusive of any Statutory Sick Pay to which the Executive is entitled or other benefits recoverable by the Executive (whether or not recovered) which may be deducted from it.

16.5	The Executive accepts that with his consent (such consent not to be unreasonably withheld or delayed) at any time during the Employment, the Executive shall, at the request and expense of the Company:

16.5.1	consent to an examination by a doctor to be selected by the Company; and

16.5.2	authorise this doctor to disclose to and discuss with the Company’s medical adviser, or other nominated officer of the Company, the results of or any matter arising out of this examination.

17.	TERMINATION OF AND SUSPENSION FROM EMPLOYMENT

17.1	Subject to the remainder of this Clause 17, the Company may terminate the Executive’s employment by serving notice upon him in accordance with Clause 3.

17.2	Immediate dismissal

17.2.1	The Company may by written notice terminate the Employment without notice or pay in lieu of notice if the Executive:

17.2.1.1

commits any act of gross misconduct or is guilty of any conduct which may in the reasonable opinion of the Board, bring the Company into disrepute or is calculated or likely prejudicially to affect the interests of the Company, whether or not the conduct occurs during or in the context of the Executive’s Employment;

17.2.1.2

is convicted of any criminal offence punishable with imprisonment (other than an offence under road traffic legislation in the United Kingdom or elsewhere for which he is not sentenced to any term of imprisonment whether immediate or suspended); or

17.2.1.3	commits any act of dishonesty relating to the Company, any of its employees or otherwise;

17.2.1.4

commits a material breach of the terms and conditions of this Agreement or repeats or continues (after a written warning) any other breach of such terms and conditions, including any failure to carry out the Duties efficiently, diligently or competently;

17.2.1.5	becomes of unsound mind or a patient within the meaning of the Mental Health Act 1983 so that in the opinion of the Board he is unable to perform the Duties; or

17.2.1.6	becomes bankrupt or makes any arrangement or composition with his creditors generally.

17.3	Suspension

In order to investigate a complaint against the Executive of misconduct the Company may suspend the Executive on full pay for so long as may be necessary to carry out a proper investigation and hold any appropriate disciplinary hearing.

17.4	Dismissal due to ill-health

Subject to the Equality Act 2010, if the Executive is incapable of performing the Duties due to ill health or accident for a period or periods aggregating at least 26 weeks in any period of 12 months the Company may, by not less than 1 month’s prior written notice (or the statutory minimum notice if longer) given at any time whilst such incapacity continues, terminate the Employment.

17.5	Pay in lieu

On either party serving notice for any reason to terminate the Employment or at any time during the currency of such notice, the Company may elect (but shall not be obliged) to terminate the Employment with immediate effect by notifying the Executive in writing that the Employment is being terminated pursuant to this Clause and undertaking to pay to the Executive a sum equivalent to the Executive’s basic salary and contractual benefits for the unexpired portion of the Executive’s contractual notice entitlement. The Company will pay the salary and contractual benefits due and payable under this sub-clause (subject to deduction of tax and national insurance contributions at source) at the next available pay period after the Termination Date. For the avoidance of doubt no holiday entitlement will accrue during period which would have been the notice period had the Company not paid in lieu of notice.

17.6	Garden leave

17.6.1	After notice to terminate the Employment has been given by the Executive or the Company, the Company may for all or part of the duration of the notice period in its absolute discretion:

17.6.1.1	require the Executive not to perform any of the Duties;

17.6.1.2	require the Executive not to have any contact with clients of the Company;

17.6.1.3	require the Executive not to have any contact with such employees or suppliers of the Company as the Company shall determine;

17.6.1.4	require the Executive to disclose any attempted contact with him made by any client, employee or supplier with whom the Executive has been required to have no contact pursuant to this clause.

17.6.1.5

require the Executive to take any accrued holiday entitlement or prohibit the Executive from taking any accrued holiday entitlement except with the prior written approval of the Executives Line Manager;

17.6.1.6

provide the Executive with alternative duties to perform or require the Executive to only perform such specific duties as are expressly assigned to the Executive, at such location (including the Executive’s home) as the Company may decide;

17.6.1.7	exclude the Executive from any premises of the Company or any Group Company;

provided always that throughout the period of any such action and subject to the other provisions of this Agreement the Executive’s salary and contractual benefits shall not cease to accrue or be paid.

17.6.2

The Executive acknowledges that such action taken on the part of the Company shall not constitute a breach of this Agreement of any kind whatsoever nor shall the Executive have any claim against the Company in respect of any such action.

17.6.3

The Executive acknowledges that during any such period of garden leave, the terms of this Agreement and the obligations owed by the Executive generally to the Company, including without limitation the Executive’s duties of good faith and fidelity to the Company shall continue.

17.6.4

During any such period of garden leave the Executive must not work for any other person or on his own account and shall remain readily contactable and available to work for the Company. Should the Executive fail to be available for work at any time having been requested by the Company to do so, the Executive’s right to salary and contractual benefits in respect of such period of non-availability shall be forfeit notwithstanding any other provision of this Agreement.

17.7	Effect of termination

17.7.1

On the Termination Date or at any time after notice is given by the Company or the Executive to terminate the Employment, the Executive shall, at the request of the Board resign (without prejudice to any claims which he may have against the Company arising out of the Employment or its termination) from all and any offices which he may hold as a director of the Company and from all other appointments or offices which he holds as nominee of representative of the Company; and

17.7.2

If the Executive should fail to do so within 7 days the Company is irrevocably authorised to appoint some person in his name and on his behalf to sign any documents or do any things necessary or requisite to effect such resignation(s).

17.7.3

On the Termination Date (or at any other time at the request of the Board) the Executive shall immediately deliver to the Company all documents, books, materials, records, correspondence, papers and information (on whatever media and wherever located) relating to the business or affairs of the Company and/or any Group Company or its business contacts, any keys, credit card, and any other property of the Company and/or any Group Company including any car provided to the Executive, which is in his possession or under his control (unless the Executive has been placed on garden leave in which case he shall not be required to return until the end of the garden leave period any property provided to him as a contractual benefit for use during the Employment).

18.	OBLIGATIONS DURING EMPLOYMENT

18.1	Assignment of Intellectual Property Rights

18.1.1

It is agreed that the Executive is in a position of special responsibility and under a special obligation to further the interests of the Company. Accordingly, any discovery, invention, secret process or improvement in procedure discovered, invented, developed or devised by the Executive during his employment with the Company (and whether or not in conjunction with a third party) affecting or relating to the business of the Company or any Group Company or capable of being used or adapted for use in it, shall immediately be disclosed by the Executive to the Board of the Company and, subject to such rights as the Executive may have under the Patents Act 1977, will belong to, vest in, and be the absolute property of the Company.

18.1.2

The Executive acknowledges that the Company is the sole owner of any and all Intellectual Property Rights and insofar as any of the Intellectual Property Rights are not vested in the Company and in consideration of the salary payable to the Executive by the Company the Executive assigns to the Company with full title guarantee the entire copyright (including future copyright) and all other rights and interests of whatsoever nature in and to the Intellectual Property Rights and relating to the Company together with the right to take proceedings and recover damages and obtain all other remedies for past infringements in respect thereof throughout the Universe for the full period of copyright (and of any analogous rights) and all revivals, renewals, extensions and innovations thereof and thereafter (so far as possible) in perpetuity together with the right to the same in any manner and through any media as the Company shall in its absolute discretion decide.

18.1.3

The Executive shall transfer to the Company all relevant lending and rental rights arising out of the Intellectual Property Rights throughout the world and the Executive irrevocably and unconditionally confirm that the remuneration payable to him under the terms of this Contract of Employment includes equitable remuneration for the right to exploit all rental rights.

18.1.4

The Executive unconditionally and irrevocably waives all moral rights conferred by the Copyright Designs and Patents Act 1988 and all other moral and author’s rights of a similar nature under the laws of any other jurisdiction.

18.1.5

For the purposes of this Clause 18 “Intellectual Property Rights” shall mean all copyrights, patents, utility models, trademarks, rights in designs, database rights, goodwill, in each case whether registered or unregistered or the subject of a pending application for registration, all legal rights protecting the confidentiality of any information or materials and all other rights of a similar nature anywhere in the world in any work created by the Executive during his employment by the Company and in respect of the Company.

18.1.6

The Executive shall, at the expense of the Company and upon its request (during employment by the Company) execute all such documents as may be necessary to vest such rights, title and interest in the Company.

18.2	Power of attorney

The Executive irrevocably appoints the Company as his attorney in his name and on his behalf to execute documents, to use his name and to do all things which may be necessary or desirable for the Company to obtain for itself or its nominee the full benefit of the provisions of Clause 17 and a certificate in writing signed by any director or the Company Secretary that any instrument or act falls within the authority conferred by this paragraph shall be conclusive evidence that such is the case so far as any third party is concerned.

18.3	Conflict of interest

18.3.1	During the Employment, the Executive shall not:

18.3.1.1

other than in the proper performance of his duties directly or indirectly disclose divulge or communicate to any person or persons whatsoever or make use of any Confidential Information to which he has or may have in the course of the Employment become aware of relating to the business of the Company.

18.3.1.2

at any time (whether during or outside normal working hours) take any preparatory steps to become engaged or interested in any Capacity whatsoever in any business or venture which is in or is intended to enter into competition with the Business.

18.3.2

The Executive shall promptly disclose in writing to the Board all his interests (including but not limited to shareholdings and directorships) in any businesses, whether or not of a commercial or business nature.

18.3.3

The Executive shall not, at any time during the Employment, whether directly or indirectly be employed, engaged or concerned in any Capacity whatsoever in the conduct of any activity or business which is similar to or competes with any activity or business carried on by the Company (except as a representative of the Company or with the written consent of the Board.)

18.3.4	The Executive shall, at any time during the Employment or following its termination at the request of the Company return to the Company or, at the Company’s request, shall destroy:

18.3.4.1

any documents, drawings, designs, computer files or software, visual or audio tapes or other materials containing information (including, without limitation, Confidential Information) relating to the Company’s or any Group Company’s business created by, in the possession of or under the control of the Executive; and

18.3.4.2	any other property of the Company or any Group Company in his possession or under his control.

18.3.5	The Executive shall not make or keep or permit any person to make or keep on his behalf any copies or extracts of the items referred to in sub-clause 18.3.4 in any medium or form.

19.	OBLIGATIONS AFTER EMPLOYMENT

19.1

In order to protect the Confidential Information and business connections of the Company and each Group Company to which he has access as a result of the Employment, the Executive covenants with the Company (for itself and as trustee and agent for each Group Company) that he shall not:

19.1.1

for 12 months after the Termination Date, solicit or endeavour to entice away from the Company or any Group Company the business or custom of a Restricted Customer with a view to providing goods or services to that Restricted Customer in competition with any Restricted Business;

19.1.2

for 12 months after the Termination Date in the course of any business concern which is in competition with any Restricted Business, offer to employ or engage or otherwise endeavour to entice away from the Company or any Group Company any Restricted Person;

19.1.3

for 12 months after the Termination Date in the course of any business concern which is in competition with any Restricted Business, employ or engage or otherwise facilitate the employment or engagement of any Restricted Person, whether or not such person would be in breach of contract as a result of such employment or engagement;

19.1.4	for 12 months after the Termination Date, be involved in any Capacity with any business concern which is (or intends to be) in competition with any Restricted Business;

19.1.5

for 12 months after the Termination Date, be involved with the provision of goods or services to (or otherwise have any business dealings with) any Restricted Customer in the course of any business concern which is in competition with any Restricted Business; or

19.1.6

at any time after the Termination Date, represent himself as connected with the Company or any Group Company in any Capacity, other than as a former employee, or use any registered names or trading names associated with the Company or any Group Company.

19.1.7	at any time after the Termination Date:

19.1.7.1

induce or seek to induce by any means involving the disclosure or use of Confidential Information any customer to cease dealing with the Company or to restrict or vary the terms upon which it deals with the Company; or

19.1.7.2	disclose, divulge or communicate to any person or persons whatsoever or make use of any Confidential Information.

19.2	Any period of Garden Leave served by the Executive pursuant to Clause 17.6 shall reduce the 12 month period referred to in Clause 19.1.1 by an equal period of time.

19.3	None of the restrictions in clause 19.1 shall prevent the Executive from:

19.3.1

holding an investment by way of shares or other securities of not more than 5% of the total issued share capital of any company, whether or not it is listed or dealt in on a recognised stock exchange; or

19.3.2

being engaged or concerned in any business concern insofar as the Executive’s duties or work shall relate solely to geographical areas where the business concern is not in competition with any Restricted Business; or

19.3.3

being engaged or concerned in any business concern, provided that the Executive’s duties or work shall relate solely to services or activities of a kind with which the Employee was not concerned to a material extent in the 12 months prior to the Termination Date.

19.4	The restrictions imposed on the Executive by this clause 19 apply to him acting:

19.4.1	directly or indirectly; and

19.4.2	on his own behalf or on behalf of, or in conjunction with, any firm, company or person.

19.5

If the Executive receives an offer to be involved in a business concern in any Capacity during the Employment, or before the expiry of the last of the covenants in this clause 19, the Executive shall give the person making the offer a copy of this clause 19 and shall tell the Company the identity of that person as soon as possible after accepting the offer.

19.6

Each of the restrictions in this clause 19 is intended to be separate and severable. If any of the restrictions shall be held to be void but would be valid if part of their wording were deleted, such restriction shall apply with such deletion as may be necessary to make it valid or effective.

20.	DISCIPLINARY AND GRIEVANCE PROCEDURE

20.1

There are no specific disciplinary rules or procedures applicable to the Executive. Any matters concerning the Executive’s unsatisfactory conduct or performance will be dealt with by the Presidents. An appeal against any disciplinary decision should be made by the Executive in writing to the Board, whose decision will be final. The Company will however observe all statutory requirements in all disciplinary matters.

20.2

If the Executive has any grievance relating to his Employment (other than one relating to a disciplinary decision) he should refer such grievance to the Presidents and if the grievance is not resolved by discussion with him it will be referred for resolution to the Board, whose decision shall be final. Again, the Company will observe all statutory requirements in all grievance matters.

21.	COLLECTIVE AGREEMENTS

There are no collective agreements which affect the terms and conditions of the Executive’s employment.

22.	DEDUCTIONS

The

Executive consents to the deduction at any time from any salary or other sum due from the Company to the Executive including any payment on termination of employment, of sums owed by the Executive to the Company either by way of a loan, overpaid salary with respect to holiday where the Executive has taken more holiday than his accrued entitlement at the date of termination of employment or expenses or any other payment due to the Company or any Group Company.

23.	ENTIRE AGREEMENT

This

Agreement together with any documents referred to in this Agreement sets out the entire agreement and understanding between the parties and supersedes all prior agreements, understandings or arrangements (oral or written) in respect of the employment or engagement of the Executive by the Company. No purported variation of this Agreement shall be effective unless it is in writing and signed by or on behalf of each of the parties.

24.	DATA PROTECTION

24.1

For the purposes of complying with the Data Protection Act 1998 the Executive agrees to provide the Company or any Associated Company with any personal data and sensitive personal data relating to him that either may request and he further consents to the holding and processing (in manual, electronic or any other form) of such data by the Company and/or any Associated Company and/or any agent or third party nominated by the Company and bound by a duty of confidentiality, for the purpose of:

24.1.1	employee related administration;

24.1.2	processing his file and management of its business;

24.1.3	compliance with applicable procedures, laws and regulations;

24.1.4	providing data to external suppliers for the provision and administration of his remuneration and any benefits and any benefits; and/or

24.1.5	to evaluate the efficiency of the Company’s and any Associated Companies’ business systems.

25.	RELEASES AND WAIVERS

25.1

The Company may, in whole or in part, release, compound, compromise, waive or postpone, in its absolute discretion, any liability owed to it or right granted to it in this Agreement by the Executive without in any way prejudicing or affecting its rights in respect of any part of that liability or any other liability or right not so released, compounded, compromised, waived or postponed.

25.2

No single or partial exercise, or failure or delay in exercising any right, power or remedy by the Company shall constitute a waiver by it of, or impair or preclude any further exercise of, that or any right, power or remedy arising under this Agreement or otherwise.

26.	GOVERNING LAW AND JURISDICTION

26.1	This Agreement shall be governed by and construed in accordance with Scottish law.

26.2	Each of the parties irrevocably submits for all purposes in connection with this Agreement to the exclusive jurisdiction of the Scottish courts.

EXECUTED as a DEED by

ALBA BIOSCIENCE LIMITED

acting by:

Director:	)	/s/ Roland Boyd	Dated	10 October 2018

Director/Secretary:	)	/s/ Paul Stuart	Dated	25 September 2018

EXECUTED as a DEED by	)	/s/ Ernest Larnach	Dated	3 September 2018

Ernest Larnach	)

in the presence of	)

Signature of Witness:	)	/s/ Fiona Larnach	Dated	3 September 2018

Name:		Fiona Larnach

Address:

Occupation: